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                                                                    Exhibit 99.1

[The Hartford LOGO]                                                 NEWS RELEASE
                                             Hartford Plaza - Hartford, CT 06115
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
Date:         April 18, 2002
For Release:  Upon Receipt
Contact:      MEDIA                                                           INVESTORS
              Cynthia Michener                    Joyce Willis                Stuart Carlisle
              860/547-5624                        860/547-4951                860/547-8418
              cynthia.michener@thehartford.com    jwillis@thehartford.com     stuart.carlisle@thehartford.com
              --------------------------------    -----------------------     -------------------------------

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               THE HARTFORD SELECTS DELOITTE & TOUCHE AS AUDITOR


     HARTFORD, CONN. -- The Hartford Financial Services Group, Inc. announced today that its Board of Directors appointed Deloitte & Touche LLP as its independent accountant for fiscal year 2002 following the completion of a thorough due diligence process. The Hartford initiated a "Request for Proposal"
(RFP) selection process in February as disclosed in its proxy statement filed with the Securities and Exchange Commission.

     The RFP process was conducted under the direction of The Hartford's audit committee of the Board of Directors.

     Deloitte & Touche will commence its engagement with the review of The Hartford's financial statements for the second quarter of 2002. Deloitte & Touche's audit of the company's full 2002 results will include financial results for the first quarter.

     The Hartford (NYSE: HIG) is one of the nation's largest investment and insurance companies, with 2001 revenues of $15.1 billion. As of Dec. 31, 2001, The Hartford had assets of $181.2 billion and shareholders' equity of $9.0 billion. The company is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; business property and casualty insurance; and reinsurance.

             The Hartford's Internet address is www.thehartford.com.

                                    # # #

Certain statements made in this release should be considered forward looking information as defined in the Private Securities Litigation Reform Act of 1995. The Hartford cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors are directed to consider the risks and uncertainties in our business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hartford with the Securities and Exchange Commission. These uncertainties include the possibility of general economic and business conditions that are less favorable than anticipated, changes in interest rates or the stock markets, stronger than anticipated competitive activity, and more frequent or severe natural catastrophes than anticipated.